Exhibit 99.1

May 15, 2020

Americold Realty Trust to Change Location of Annual Shareholders Meeting to be Held on May 27

ATLANTA – (BUSINESS WIRE)– Americold Realty Trust (NYSE-COLD) (the “Company”) today announced that the location of the Company’s 2020 Annual Shareholders Meeting to be held on Wednesday, May 27 at 10:00 am Eastern Daylight Time (the “Annual Meeting”) has been moved to its offices at 10 Glenlake Parkway, South Tower, Atlanta, Georgia 30328. Originally scheduled to be held at the St. Regis Hotel in Atlanta, the meeting location has been changed as a result of the COVID-19 pandemic.

The Company provided notice of a Change of Location of the Annual Meeting via the filing of additional proxy materials with the Securities and Exchange Commission.

The proxy card previously distributed to shareholders will not be updated to reflect the change in location and may continue to be used to vote common shares at the annual meeting.

Shareholders may vote their shares: 1) by visiting www.proxyvote.com; 2) at the Annual Meeting; or 3) by mail.

About Americold Realty Trust

Americold is the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature warehouses. Based in Atlanta, Georgia, Americold owns and operated 183 temperature-controlled warehouses, with over 1 billion refrigerated cubic feet or storage, in the United States, Australia, New Zealand, Canada and Argentina, as of March 31, 2020. Americold’s facilities are an integrated component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Contact

ir@americold.com

Phone: 678-459-7589

Toll-free: 1-833-479-7589